Exhibit 10.40

GMAC COMMERCIAL FINANCE LLC

1290 Avenue of the Americas

New York, New York 10104

March 31, 2003

Mr. Gregory Fischbach

740 Park Avenue, Apartment 17B

New York, New York 10021

Re:  Amended and Restated Cash Deposit Agreement

Gentlemen:

Reference is made to the Revolving Credit and Security Agreement, dated as of January 1, 1993, by and among ACCLAIM ENTERTAINMENT, INC. (“AEI”), ACCLAIM DISTRIBUTION INC. (“ADI”), LJN TOYS, LTD. (“LJN”), ACCLAIM ENTERTAINMENT CANADA, LTD. (“Canada”) and ARENA ENTERTAINMENT INC. (“Arena”; together with AEI, ADI, LJN and Canada, individually, a “Borrower” and collectively, the “Borrowers”) and GMAC Commercial Finance LLC, successor by merger with GMAC Commercial Credit LLC, formerly known as BNY Factoring LLC, as successor by merger to BNY Financial Corporation (“Lender”), as amended and restated on February 28, 1995 (as so amended and as the same now exists or may hereafter be amended, restated, renewed, replaced, substituted, supplemented, extended, or otherwise modified, the “Credit Agreement”) and to the Limited Guaranty dated February 13, 2003 executed by Gregory E. Fischbach (“Pledgor”) in favor of the Lender (the “February Guaranty”) and to the Letter Re: Cash Deposit dated February 13, 2003 executed by Pledgor (the “February Pledge Letter”). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement. This letter amends, restates, supercedes and replaces in its entirety, without a break in continuity, the February Pledge Letter.

Reference is also made to that certain Limited Guaranty, (“Guaranty”) dated as of the date hereof executed by Pledgor in favor of Lender pursuant to which Pledgor has guaranteed the Obligations (as defined in the Guaranty) of the Borrowers to Lender not to exceed the aggregate principal amount of One Million ($1,000,000) Dollars, plus (b) interest thereon at the Default Rate from and after the date of demand thereunder, plus (c) any and all costs, fees and expenses of collection thereunder, including, without limitation, attorneys’ fees and expenses.

Pledgor hereby acknowledges, confirms and agrees that, concurrently with the execution of this Cash Deposit Letter, Pledgor has made an additional cash deposit in the aggregate amount of Five Hundred Thousand ($500,000) Dollars with Lender to be held by Lender as collateral security for the obligations of the Pledgor under the Guaranty (collectively, the “Cash Deposit”;

and together with the $500,000 cash deposit made pursuant to the February Pledge Letter, the “Cash Deposits”).

Pledgor is depositing the Cash Deposit with Lender in his personal capacity as a shareholder of the Borrowers. The Cash Deposit is being made by Pledgor on behalf of and for the benefit of the Borrowers.

Pledgor hereby grants to Lender a (and with respect to the cash deposit made pursuant to the February Pledge Letter, ratifies the) continuing first security interest in and right of setoff with respect to the Cash Deposits, securing payment and performance of all of the obligations of Pledgor under the Guaranty. In the event of a default by Borrowers in payment or performance of the Obligations, when due, or in the event of any other Event of Default under the Credit Agreement or under any other agreement among Lender and any Borrower or executed by any Borrower in Lender’s favor or guaranteeing, evidencing or standing as collateral security for the Obligations, or in the event of the termination for any reason of any guarantee of the Obligations, then Lender may immediately apply the Cash Deposits to payment of the Obligations without notice or demand and in such order as Lender shall determine. Pledgor agrees that Lender need not attempt to exercise any of Lender’s rights or remedies with respect to any other collateral for the Obligations or against any other obligor or guarantor of the Obligations (which rights and remedies may be exercised by Lender in such order and manner as Lender shall elect, and which shall be cumulative and not exclusive) before applying the Cash Deposits to payment of the Obligations. Lender may add or release any collateral for the Obligations or any party primarily or secondarily liable for the Obligations without affecting Lender’s rights or recourse with respect to the Cash Deposits.

Any rights and remedies granted to Lender under the Credit Agreement with respect to collateral security for the Obligations shall apply with equal force to the Cash Deposits.

While held by Lender, the Cash Deposits shall bear interest in Pledgor’s favor at the rate applicable to “Matured Funds” established by Lender from time to time.

The Cash Deposit made hereunder is in addition to and not in limitation of the Five Hundred Thousand ($500,000) Dollar cash deposit made under the February Pledge Letter.

Notwithstanding anything to the contrary set forth herein, the Cash Deposits shall be returned to Pledgor (to the extent not previously applied to the Obligations) on September 30, 2003, provided, that, (i) no Event of Default has occurred and is continuing; and (ii) on September 30, 2003: (A) the Overformula Amount shall not exceed Zero ($0) Dollars; (B) the Permitted Overformula Amount shall not exceed Zero ($0) Dollars; and (C) the aggregate amount of outstanding Obligations under the Credit Agreement shall not exceed Eighteen Million ($18,000,000) Dollars. If, however, at September 30, 2003, Lender has determined, in Lender’s sole and absolute discretion, that any of the foregoing conditions has not been satisfied, then the Cash Deposits shall not be returned to Pledgor at that time; provided, however, that if at any time after September 30, 2003 Lender has determined, in its sole and absolute discretion, that each of the foregoing conditions has been satisfied (which for purposes of this proviso shall mean, with respect to the conditions set forth in subclauses (ii)(A), (ii)(B) and (ii)(C) above, that such conditions shall each be satisfied as of the same five (5) consecutive Business Day period for any such period commencing on or after September 30, 2003), then the Cash Deposits shall be returned to Pledgor (to the extent not previously applied to the Obligations) within five (5) days after such determination by Lender. Satisfaction of each of the foregoing conditions shall be determined by Lender, in Lender’s sole and absolute discretion in accordance with the terms and provisions of the Credit Agreement.

If you are in agreement with all of the foregoing, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours, GMAC COMMERCIAL FINANCE LLC

By:	/s/ FRANK IMPEROLI
Title:	Senior Vice President

AGREED:

/s/ GREGORY E. FISCHBACH
Gregory E. Fischbach

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